Exhibit 99.1

Keane Announces Fourth Quarter and Full-Year 2017 Financial and Operational Results; $100 Million Stock Repurchase Program

HOUSTON, Texas (February 26, 2018) - Keane Group, Inc. ("Keane" or the "Company") today reported fourth quarter and full-year 2017 financial results.

Results and Recent Highlights

•	Reported fourth quarter 2017 revenue of $501.5 million, compared to third quarter 2017 of $477.3 million

•	Reported fourth quarter 2017 net income of $43.9 million, compared to third quarter 2017 net income of $4.1 million

•	Achieved fourth quarter 2017 Adjusted EBITDA of $93.8 million, compared to third quarter 2017 of $71.6 million

•	Increased annualized Adjusted Gross Profit per fleet to $17.3 million, compared to third quarter 2017 of $14.2 million

•	Board of Directors authorized stock repurchase program of up to $100 million

•	Executed dedicated agreement for one previously ordered newbuild fleet; deployment expected by end of second quarter 2018

Fourth Quarter 2017 Financial Results

Revenue for the fourth quarter of 2017 totaled $501.5 million, an increase of 5% compared to revenue for the third quarter of 2017 of $477.3 million. Reported net income for the fourth quarter of 2017 totaled $43.9 million, compared to net income of $4.1 million for the third quarter of 2017. Net income per share for the fourth quarter of 2017 totaled $0.39, compared to net income per share for the third quarter of 2017 of $0.04. Excluding one-time items and other adjustments further discussed below, net income for the fourth quarter of 2017 was $38.2 million, compared to net income of $17.4 million for the third quarter of 2017.

Adjusted EBITDA for the fourth quarter of 2017 totaled $93.8 million, compared to $71.6 million for the third quarter of 2017. Adjusted Gross Profit for the fourth quarter of 2017 was $113.1 million, compared to $89.7 million for the third quarter of 2017.

Selling, general and administrative expenses for the fourth quarter of 2017 totaled $24.6 million, compared to $28.6 million for the third quarter of 2017. Excluding one-time items, selling, general and administrative expenses for the fourth quarter of 2017 totaled $18.4 million compared to $17.5 million for the third quarter of 2017.

“Constructive market dynamics for completions services continued during the fourth quarter,” said James Stewart, Chairman and Chief Executive Officer of Keane. “We are proud of our performance and execution during the quarter and throughout the year, grounded by our strategy of partnering with high-quality blue chip customers under dedicated agreements. We are deepening our customer relationships, and in many cases, running multiple fleets per customer, validating our successful partnership model. The outlook for U.S. completions services remains robust, and we are encouraged by current market signals and feedback from our customers, supporting our decision to order 150,000 newbuild horsepower for delivery and deployment later this year.”

“We achieved another quarter of strong financial performance, maintaining full-utilization, advancing profitability, further optimizing our asset portfolio and strengthening our balance sheet” said Greg Powell, President and Chief Financial Officer of Keane. “During the fourth quarter, we grew adjusted EBITDA by approximately 30% sequentially and improved average annualized Adjusted Gross Profit per fleet by more than 20%. The industry experienced colder than normal weather late in the fourth quarter, resulting in periods of inefficiency in many regions, including the Permian. However, our dedicated customer agreements, combined with quality execution, allowed us to continue our growth and deliver results at the high-end of our profitability guidance.”

Full Year 2017 Financial Results

Revenue for the full year 2017 totaled $1.542 billion, an increase of 266% compared to revenue for the full year 2016 of $420.6 million. Net loss for the full year 2017 was $(36.1) million, compared to a net loss for the full year 2016 of $(187.1) million. Net loss per share for the full year 2017 totaled $(0.34).

Adjusted EBITDA for the full year 2017 totaled $214.5 million, compared to $1.9 million for the full year 2016. Adjusted gross profit for the full year 2017 was $275.0 million, compared to $27.8 million for the full year 2016.

Completion Services

Revenue for Completion Services totaled $495.5 million for the fourth quarter of 2017, an increase of 6% compared to the third quarter of 2017 of $468.5 million, driven by an additional fleet deployment in October 2017, and price increases from contract re-openers on a portion of our portfolio. Keane averaged 26 deployed hydraulic fracturing fleets for the fourth quarter of 2017, of which 78% were bundled with wireline. Keane exited the fourth quarter of 2017 with 26 hydraulic fracturing fleets deployed.

Adjusted Gross Profit in Completion Services totaled $112.6 million for the fourth quarter of 2017, compared to $87.9 million for the third quarter of 2017.

Annualized revenue per average deployed hydraulic fracturing fleet for the fourth quarter of 2017 was $76.2 million, compared to $75.9 million for the third quarter of 2017. Annualized Adjusted Gross Profit per fleet totaled $17.3 million, an increase of 22% as compared to $14.2 million for the third quarter of 2017.

Other Services

Revenue in Other Services for the fourth quarter of 2017 totaled $6.0 million, compared to $8.8 million for the third quarter of 2017. Revenue during the fourth quarter of 2017 included contribution from the company’s cementing assets, and partial-quarter contribution from its workover rig assets, prior to their sale in November 2017.

As part of Keane’s ongoing portfolio optimization, the company executed the sale of the remaining six of its workover rigs during the fourth quarter of 2017, generating approximately $10 million of cash proceeds. Keane also completed the sale of its idled coiled tubing assets for approximately $10 million of cash proceeds. Together, and combined with the previous sale of six workover rigs completed in the third quarter of 2017, Keane has generated approximately $27 million of cash proceeds, while focusing on optimizing utilization of its cementing assets.

Fourth Quarter 2017 One-Time Items and Other Adjustments

Adjusted EBITDA for the fourth quarter of 2017 excludes $5.7 million of one-time net gains, comprised of one-time gains of $12.7 million, partially offset by one-time expenses of $7.0 million. One-time gains primarily include a reduction in our contingent value right ("CVR") liability from the acquisition of RockPile in July 2017, insurance recoveries related to the acquisition of the Acquired Trican Operations (as defined within) in 2016 and gains related to the sale of coiled tubing assets. One-time expenses primarily include non-cash stock compensation expense, secondary issuance costs and commissioning costs.

Balance Sheet and Capital

Total debt outstanding as of December 31, 2017 was $275.1 million, net of unamortized debt discounts and unamortized deferred charges and excluding capital lease obligations, compared to $275.6 million as of September 30, 2017.

As of December 31, 2017, cash and equivalents totaled $96.1 million, compared to $71.7 million as of September 30, 2017. Total available liquidity as of December 31, 2017 was approximately $295.8 million, which included availability under our asset-based credit facility, as amended and further described below. Total operating cash flow for the fourth quarter of 2017 was approximately $79.7 million.

In December 2017, Keane amended and restated its Asset-Based Revolving Credit Facility (“New ABL Facility”). The New ABL Facility expands the Company’s total availability by $150 million to a total of $300 million, subject to a borrowing base. In addition, subject to approval by the applicable lenders and other customary conditions, the New ABL Facility also allows for an increase in commitments of up to an additional $150 million, up from a previous amount of up to $75 million. The New ABL Facility also amended certain terms to reflect Keane’s growth and provide additional flexibility under its covenants.

“We remain committed to running a conservative balance sheet position that provides us the financial flexibility to capitalize on today’s supportive market conditions,” said Mr. Powell. “This was further evidenced by the successful amendment of our ABL facility completed during the fourth quarter, which enhances our financial flexibility through increased capacity and lower interest costs.”

Stock Repurchase Program

Keane's Board of Directors has authorized a stock repurchase program of up to $100 million of the Company’s outstanding common stock, subject to Securities and Exchange Commission regulations, stock market conditions and corporate working capital needs. The duration of the stock buy-back program will be 12 months. The program does not obligate Keane to purchase any particular number of shares of common stock during any period and the program may be modified or suspended at any time at the Company's discretion.

“2017 was about establishing our track record of execution, and because of our success and continued market momentum, we are now in a position to return additional value to shareholders,” said Greg Powell. “Returning value through the implementation of a repurchase program reflects the confidence we have in our business, including our expectation for further growth and profitability.”

Outlook

For the first quarter of 2018, normalized revenue is expected to increase to approximately $530 million, driven by price increases from contract re-openers on a portion of our portfolio. Normalized annualized Adjusted Gross Profit per fleet is expected to be approximately $18 million for the first quarter of 2018. Normalized expectations exclude transitional factors, including inclement weather experienced early in the first quarter, combined with ongoing frac sand supply challenges. These factors are expected to impact first quarter results by up to approximately $30 million of revenue and between $0.5 million and $2.0 million of annualized Adjusted Gross Profit per fleet. Keane expects to remain at full utilization of 26 hydraulic fracturing fleets.

“The industry continues to face strain in frac sand supply, driven by weather-induced rail congestion, combined with mine issues due to rail-related output constraints, flooding impacts, delays on local mine start-ups and continued growth in demand,” said Greg Powell. “We are proactively managing these transitory issues facing the entire industry to limit the impact to our customers and business.”

Keane recently entered into a dedicated agreement with an existing customer for one of the newbuild fleets on order, and expects to deploy the fleet upon delivery by the end of the second quarter of 2018. Keane remains on schedule for the remaining two of its previously ordered newbuild fleets, with one to be delivered and deployed by the end of the second quarter of 2018, and a second by the end of the third quarter of 2018. We remain in advanced discussions with multiple existing and new customers for the remaining two fleets, and expect to execute dedicated agreements by the end of the first quarter of 2018. Keane continues to expect all three newbuilds to initially generate annualized Adjusted Gross Profit per fleet of greater than $20 million.

Within the Other Services segment, Keane expects to ramp activity in its cementing business throughout the year, and by the end of 2018, expect to generate run-rate revenue of between $70 and $90 million on margins of between 20% and 25%.

Conference Call

On Tuesday, February 27, 2018, Keane will hold a conference call for investors at 7:30 a.m. Central Time (8:30 a.m. Eastern Time) to discuss Keane’s fourth quarter and full-year 2017 results. Hosting the call will be James Stewart, Chairman and Chief Executive Officer and Greg Powell, President and Chief Financial Officer. The call can be accessed live over the telephone by dialing (877) 407-9208, or for international callers, (201) 493-6784. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers (412) 317-6671. The passcode for the replay is 13675336. The replay will be available until March 13, 2018.

About Keane Group, Inc.

Headquartered in Houston, Texas, Keane is one of the largest pure-play providers of integrated well completion services in the U.S., with a focus on complex, technically demanding completion solutions. Keane's primary service offerings include horizontal and vertical fracturing, wireline perforation and logging, engineered solutions and cementing, as well as other value-added service offerings.

Definitions of Non-GAAP Financial Measures and Other Items

Keane has included both financial measures compiled in accordance with GAAP and certain non-GAAP financial measures in this press release, including Adjusted EBITDA and Adjusted Gross Profit and ratios based on these financial measures. These measurements provide supplemental information which Keane believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside GAAP measures such as net income and operating income. These non-GAAP financial measures exclude the financial impact of items management does not consider in assessing Keane’s ongoing operating performance, and thereby facilitate review of Keane’s operating performance on a period-to-period basis. Other companies may have different capital structures, and comparability to Keane’s results of operations may be impacted by the effects of acquisition accounting on its depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, Keane believes Adjusted EBITDA and Adjusted Gross Profit provide helpful information to analysts and investors to facilitate a comparison of its operating performance to that of other companies.

Adjusted EBITDA is defined as net income (loss) adjusted to eliminate the impact of interest, income taxes, depreciation and amortization, along with certain items management does not consider in assessing ongoing performance. Adjusted Gross Profit is defined as Adjusted EBITDA, further adjusted to eliminate the impact of all activities in the Corporate segment, such as selling, general and administrative expenses, along with cost of services that management does not consider in assessing ongoing performance.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursuant,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. The statements in this press release that are not historical statements, including statements regarding the Company’s plans, objectives, future opportunities for the Company’s services, future financial performance and operating results and any other statements regarding Keane's future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond Keane's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to the operations of Keane; the effects of the business combination of Keane and RockPile, including the combined Company’s future financial condition, results of operations, strategy and plans; potential adverse reactions or changes to business relationships resulting from the completion of the RockPile transaction; expected synergies and other benefits from the transaction and the ability of Keane to realize such synergies and other benefits; results of litigation, settlements and investigations; actions by third parties, including governmental agencies; volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for Keane's services and their associated effect on rates, utilization, margins and planned capital expenditures; global economic conditions; excess availability of pressure pumping equipment, including as a result of low commodity prices, reactivation or construction; liabilities from operations; weather; decline in, and ability to realize, backlog; equipment specialization and new technologies; shortages, delays in delivery and interruptions of supply of equipment and materials; ability to hire and retain personnel; loss of, or reduction in business with, key customers; difficulty with growth and in integrating acquisitions; product liability; political, economic and social instability risk; ability to effectively identify and enter new markets; cybersecurity risk; dependence on our subsidiaries to meet our long-term debt obligations; variable rate indebtedness risk; and anti-takeover measures in our charter documents.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Keane's Securities and Exchange Commission (“SEC”) filings, including the most recently filed Forms 10-Q and 10-K. Keane's filings may be obtained by contacting Keane or the SEC or through Keane's website at http://www.keanegrp.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. Keane undertakes no obligation to publicly update or revise any forward-looking statement.

Contact:
Investor Relations
(713) 893-3602

Marc Silverberg, ICR
marc.silverberg@icrinc.com

KEANE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS & COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)

	Three Months Ended December 31,		Three Months Ended September 30,
	2017	2016(1)	2017
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$501,490	$151,033	$477,302
Operating costs and expenses:
Cost of services	389,096	142,978	391,089
Depreciation and amortization	49,964	29,032	46,204
Selling, general and administrative expenses	24,611	7,948	28,592
(Gain) loss on disposal of assets	(2,418)	(90)	302
Impairment	—	185	—
Total operating costs and expenses	461,253	180,053	466,187
Operating income (loss)	40,237	(29,020)	11,115
Other income (expenses):
Other income (expense), net	9,316	379	942
Interest expense	(7,318)	(9,891)	(7,195)
Total other income (expenses)	1,998	(9,512)	(6,253)
Income (loss) before income taxes	42,235	(38,532)	4,862
Income tax benefit (expenses)	1,712	—	(797)
Net income (loss)	43,947	(38,532)	4,065
Other comprehensive income (loss):
Foreign currency translation adjustments	(12)	(35)	64
Hedging activities	785	519	(178)
Total comprehensive income (loss)	$44,720	$(38,048)	$3,951

Net income per share, basic	$0.39	NM	$0.04
Weighted average shares, basic	111,707	NM	111,509

(1)	Condensed Consolidated and Combined Financial Statements of Keane Group Holdings, LLC and Subsidiaries.
NM – Not measured as Keane Group, Inc. did not consummate its initial public offering ("IPO") until 1/25/2017.

KEANE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS & COMPREHENSIVE (LOSS)
(in thousands, except per share data)

	Year Ended December 31,
	2017	2016(1)
	(Unaudited)	(Unaudited)
Revenue	$1,542,081	$420,570
Operating costs and expenses:
Cost of services	1,282,561	416,342
Depreciation and amortization	159,280	100,979
Selling, general and administrative expenses	93,526	53,155
(Gain) loss on disposal of assets	(2,555)	(387)
Impairment	—	185
Total operating costs and expenses	1,532,812	570,274
Operating income (loss)	9,269	(149,704)
Other income (expenses):
Other income (expense), net	13,963	916
Interest expense	(59,223)	(38,299)
Total other expenses	(45,260)	(37,383)
(Loss) before income taxes	(35,991)	(187,087)
Income tax (expenses)	(150)	—
Net (loss)	(36,141)	(187,087)
Other comprehensive income (loss):
Foreign currency translation adjustments	96	22
Hedging activities	791	1,857
Total comprehensive (loss)	$(35,254)	$(185,208)

Net loss per share, basic	$(0.34)	NM
Weighted average shares, basic	106,321	NM

(1)	Condensed Consolidated and Combined Financial Statements of Keane Group Holdings, LLC and Subsidiaries.
NM – Not measured as Keane Group, Inc. did not consummate its IPO until 1/25/2017.

KEANE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS
(in thousands)

ASSETS	December 31,	December 31,
	2017	2016(1)
	(Unaudited)	(Audited)
Current Assets:
Cash and cash equivalents	$96,120	$48,920
Accounts receivable	238,018	66,277
Inventories, net	33,437	15,891
Prepaid and other current assets	8,519	14,618
Total current assets	376,094	145,706
Property and equipment, net	468,000	294,209
Goodwill	134,967	50,478
Intangible assets	57,280	44,015
Other noncurrent assets	6,776	2,532
Total Assets	$1,043,117	$536,940
LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable	$92,348	$48,484
Accrued expenses	135,175	42,892
Current maturities of capital lease obligations	3,097	2,633
Current maturities of long-term debt	1,339	2,512
Stock based compensation - current	4,281	—
Deferred revenue	5,000	—
Other current liabilities	914	3,171
Total current liabilities	242,154	99,692
Capital lease obligations, less current maturities	4,796	5,442
Long-term debt, net(2) less current maturities	273,715	267,238
Stock based compensation – non-current	4,281	—
Other non-current liabilities	5,078	2,316
Total non-current liabilities	287,870	274,996
Total liabilities	530,024	374,688
Owners’ equity:
Members’ equity	—	453,810
Stockholders’ equity	542,192	—
Retained (deficit)	(27,371)	(288,771)
Accumulated other comprehensive (loss)	(1,728)	(2,787)
Total owners’ equity	513,093	162,252
Total liabilities and owners’ equity	$1,043,117	$536,940

(1)	Condensed Consolidated and Combined Financial Statements of Keane Group Holdings, LLC and Subsidiaries.

(2)	Net of unamortized deferred financing costs and unamortized debt discounts.

KEANE GROUP, INC. AND SUBSIDIARIES
ADDITIONAL SELECTED FINANCIAL AND OPERATING DATA
(unaudited, amounts in thousands, except for non-financial statistics)

	Three Months Ended December 31,		Three Months Ended September 30,
	2017	2016	2017
Completion Services:
Revenues	$495,519	$147,973	$468,479
Cost of services	382,880	139,626	384,007
Gross profit	112,639	8,347	84,472
Depreciation, amortization and administrative expenses, and impairment	44,711	23,956	41,542
Operating income (loss)	$65,885	$(15,650)	$42,362

Average hydraulic fracturing fleets deployed	26.0	12.0	24.7
Average hydraulic fracturing fleet utilization	100%	52%	99%
Wireline - fracturing fleet bundling percentages	78%	62%	81%
Average annualized revenue per fleet deployed	$76,234	$49,324	$75,867
Average annualized adjusted gross profit per fleet deployed	$17,316	$4,436	$14,239
Adjusted gross profit	$112,554	$13,309	$87,926

Other Services (1):
Revenues	$5,971	$3,060	$8,823
Cost of services	6,216	3,352	7,082
Gross profit (loss)	(245)	(292)	1,741
Depreciation, amortization and administrative expenses, and impairment	1,434	3,098	1,586
Operating income (loss)	$2,850	$(3,433)	$1,055
Adjusted gross profit (loss)	$548	$(141)	$1,798

(1)
Other Services segment includes workover rigs, cementing and coiled tubing divisions. A portion of the company's workover rigs were sold during the third quarter of 2017 and the remainder during the fourth quarter of 2017. Coiled tubing assets acquired as part of the RockPile transaction, which were previously idle, were sold during the fourth quarter of 2017. Following these asset sales, Other Services segment exclusively reflects the cementing division.

KEANE GROUP, INC. AND SUBSIDIARIES
ADDITIONAL SELECTED FINANCIAL AND OPERATING DATA
(unaudited, amounts in thousands, except for non-financial statistics)

	Year Ended December 31,
	2017	2016
Completion Services:
Revenues	$1,527,287	$410,854
Cost of services	1,269,263	401,891
Gross profit	258,024	8,963
Depreciation, amortization and administrative expenses, and impairment	141,385	89,432
Operating income (loss)	$115,691	$(80,563)

Average hydraulic fracturing fleets deployed	21.1	10.3
Average hydraulic fracturing fleet utilization	81%	50%
Wireline - fracturing fleet bundling percentages	70%	57%
Average annualized revenue per fleet deployed	$72,383	$39,889
Average annualized adjusted gross profit per fleet deployed	$12,920	$3,053
Adjusted gross profit	$272,614	$31,447

Other Services (1):
Revenues	$14,794	$9,716
Cost of services	13,298	14,451
Gross profit (loss)	1,496	(4,735)
Depreciation, amortization and administrative expenses, and impairment	5,757	5,087
Operating income (loss)	$957	$(10,156)
Adjusted gross profit (loss)	$2,346	$(3,622)

(1)
Other Services segment includes workover rigs, cementing and coiled tubing divisions. A portion of the company's workover rigs were sold during the third quarter of 2017 and the remainder during the fourth quarter of 2017. Coiled tubing assets acquired as part of the RockPile transaction, which were previously idle, were sold during the fourth quarter of 2017. Following these asset sales, Other Services segment exclusively reflects the cementing division.

KEANE GROUP, INC. AND SUBSIDIARIES
NON-U.S. GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended December 31, 2017
	Completion Services	Other Services	Corporate and Other	Total
Net Income (loss)	$65,885	$2,850	$(24,788)	$43,947
Interest expense, net	—	—	7,318	7,318
Income tax (benefits) expense	—	—	(1,712)	(1,712)
Depreciation and amortization	44,711	1,434	3,819	49,964
EBITDA	$110,596	$4,284	$(15,363)	$99,517
Plus Management Adjustments:
Acquisition, integration and expansion (1)	(86)	—	(12,266)	(12,352)
Offering-related expenses (2)	—	—	1,184	1,184
Commissioning costs	—	794	—	794
Non-cash stock compensation (3)	—	—	3,244	3,244
Other (4)	—	—	1,444	1,444
Adjusted EBITDA	$110,510	$5,078	$(21,757)	$93,831
Other income (expense)	—	—	(9,316)	(9,316)
(Gain) loss on disposal of assets	2,044	(4,530)	68	(2,418)
Selling, general and administrative	—	—	24,611	24,611
Management Adjustments not associated with Cost of Services	—	—	6,394	6,394
Adjusted gross profit	$112,554	$548	$—	$113,102

(1) Represents adjustment to the CVR liability, insurance recoveries associated with the acquisition of a majority of the U.S. assets and assumed certain liabilities of Trican Well Service, L.P. (the "Acquired Trican Operations"), gain on the sale of coiled tubing assets, lease termination costs and other expenses associated with organic growth initiatives. The CVR associated with the Company's RockPile acquisition represents a contingent payment amount equal to the difference between (i) $19.00 and (ii) the trading price of Keane's common stock during a trading period ending on the nine-month maturity date of the right, subject to certain limitations and conditions.
(2) Represents a portion of professional fees and other miscellaneous expenses to consummate the secondary common stock offering completed in January 2018. These expenses were recorded in selling, general and administrative expenses.
(3) Represents non-cash amortization of equity awards issued under Keane Group, Inc.’s Equity and Incentive Award Plan (the “Equity Plan”). According to the Equity Plan, the Compensation Committee of the Board of Directors can approve awards in the form of restricted stock, restricted stock units, and/or other deferred compensation. Consistent with prior policy, amortization of awards is made ratably over the vesting periods, beginning with the grant date, based on the total fair value determined on grant date and recorded in selling, general and administrative expenses.
(4) Represents contingency accruals related to certain litigation claims. These costs were recorded in selling, general and administrative expenses.

KEANE GROUP, INC. AND SUBSIDIARIES
NON-U.S. GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended September 30, 2017
	Completion Services	Other Services	Corporate and Other	Total
Net Income (loss)	$42,362	$1,055	$(39,352)	$4,065
Interest expense, net	—	—	7,195	7,195
Income tax (benefits) expense	—	—	797	797
Depreciation and amortization	41,542	1,586	3,076	46,204
EBITDA	$83,904	$2,641	$(28,284)	$58,261
Plus Management Adjustments:
Acquisition, integration and expansion (1)	1,835	57	5,998	7,890
Offering-related expenses (2)	—	—	98	98
Commissioning costs	1,619	—	—	1,619
Non-cash stock compensation (3)	—	—	3,263	3,263
Other (4)	—	—	470	470
Adjusted EBITDA	$87,358	$2,698	$(18,455)	$71,601
Other income (expense)	—	—	(942)	(942)
(Gain) loss on disposal of assets	568	(900)	634	302
Selling, general and administrative	—	—	28,592	28,592
Management Adjustments not associated with Cost of Services	—	—	(9,829)	(9,829)
Adjusted gross profit	$87,926	$1,798	$—	$89,724

(1) Represents primarily professional fees, integration costs, lease termination costs, severance and other costs associated with our acquisition and integration of RockPile and other expenses associated with organic growth initiatives.
(2) Represents fees related to the organizational (legal entities) restructuring to ready the Company for its IPO. These expenses were recorded in selling, general and administrative expenses.
(3) Represents non-cash amortization of equity awards issued under the Equity Plan. According to the Equity Plan, the Compensation Committee of the Board of Directors can approve awards in the form of restricted stock, restricted stock units, and/or other deferred compensation. Consistent with prior policy, amortization of awards is made ratably over the vesting periods, beginning with the grant date, based on the total fair value determined on grant date and recorded in selling, general and administrative expenses.
(4) Represents an adjustment to a contingent accrual and readiness costs associated with Keane’s initial internal controls design documentation for Sarbanes-Oxley compliance, using COSO 2013 framework, beginning in 2018. These costs were recorded in selling, general and administrative expenses. Also represents net (gain) loss on disposals of assets, which is recorded in (gain) loss on disposal of assets.

KEANE GROUP, INC. AND SUBSIDIARIES
NON-U.S. GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended December 31, 2016
	Completion Services	Other Services	Corporate and Other	Total
Net Income (loss)	$(15,610)	$(3,574)	$(19,348)	$(38,532)
Interest expense, net	—	—	9,891	9,891
Income tax (benefits) expense	—	—	(114)	(114)
Depreciation and amortization	23,956	3,098	1,978	29,032
EBITDA	$8,346	$(476)	$(7,593)	$277
Plus Management Adjustments:
Acquisition, integration and expansion (1)	77	141	(609)	(391)
Offering-related expenses (2)	—	—	945	945
Commissioning costs	4,951	9	—	4,960
Impairment of assets	—	185	—	185
Non-cash stock compensation (3)	—	—	159	159
Adjusted EBITDA	$13,374	$(141)	$(7,098)	$6,135
Other income (expense)	—	—	(379)	(379)
(Gain) loss on disposal of assets	—	—	(90)	(90)
Selling, general and administrative	(65)	—	8,127	8,062
Management Adjustments not associated with Cost of Services	—	—	(495)	(495)
Adjusted gross profit	$13,309	$(141)	$65	$13,233

(1) Represents professional fees, integration costs, lease termination costs, and other costs associated with the acquisition and integration of a majority of the U.S. assets and assumed certain liabilities of Trican Well Service, L.P.
(2) Represents fees and other miscellaneous expenses required to carry out the reporting, prior years' audits and organizational (legal entities) restructuring to ready the Company for its IPO and the eventual consummation of the offering. These expenses were recorded in selling, general and administrative expenses.
(3) Represents adjustments to the non-cash profit interests related to Keane Group Holdings, LLC in 2016. These costs were recorded in selling, general and administrative expenses.

KEANE GROUP, INC. AND SUBSIDIARIES
NON-U.S. GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Year Ended December 31, 2017
	Completion Services	Other Services	Corporate and Other	Total
Net Income (loss)	$115,692	$956	$(152,789)	$(36,141)
Interest expense, net	—	—	59,223	59,223
Income tax (benefits) expense	—	—	150	150
Depreciation and amortization	141,385	5,757	12,138	159,280
EBITDA	$257,077	$6,713	$(81,278)	$182,512
Plus Management Adjustments:
Acquisition, integration and expansion (1)	1,750	57	(6,481)	(4,674)
Offering-related expenses (2)	1,266	—	5,803	7,069
Commissioning costs	11,573	794	198	12,565
Non-cash stock compensation (3)	—	—	10,578	10,578
Other (4)	—	—	6,475	6,475
Adjusted EBITDA	$271,666	$7,564	$(64,705)	$214,525
Other income (expense)	—	—	(13,963)	(13,963)
(Gain) loss on disposal of assets	948	(5,218)	1,715	(2,555)
Selling, general and administrative	—	—	93,526	93,526
Management Adjustments not associated with Cost of Services	—	—	(16,573)	(16,573)
Adjusted gross profit	$272,614	$2,346	$—	$274,960

(1) Represents professional fees, integration and divestiture costs, lease-termination costs, adjustment to the CVR liability, severance, start-up and other costs associated with the acquisition of RockPile and the Acquired Trican Operations and other expenses associated with organic growth initiatives. The CVR associated with the Company's RockPile acquisition represents a contingent payment amount equal to the difference between (i) $19.00 and (ii) the trading price of Keane's common stock during a trading period ending on the nine-month maturity date of the right, subject to certain limitations and conditions. At the acquisition, the CVR was valued at $12.0 million, which was recorded against Goodwill. At December 31, 2017, the CVR was valued at $6.7 million, with the mark-to-market valuation adjustment increasing pre-tax income by $5.3 million.
(2) Represents fees and other miscellaneous expenses required to carry out the reporting, prior years' audits and organizational (legal entities) restructuring to ready the Company for its IPO and the eventual consummation of its offering, as well as the consummation of the secondary common stock offering completed in January 2018. These expenses were recorded in selling, general and administrative expenses. Also represents one-time IPO bonuses paid to key operational and corporate employees; recorded $1.3 million as cost of services for operations employees, while the remaining was recorded in selling, general and administration expenses. One-time IPO bonuses were paid out during the first quarter of 2017.
(3) Represents non-cash amortization of equity awards issued under the Equity Plan. According to the Equity Plan, the Compensation Committee of the Board of Directors can approve awards in the form of restricted stock, restricted stock units, and/or other deferred compensation. Consistent with prior policy, amortization of awards is made ratably over the vesting periods, beginning with the grant date, based on the total fair value determined on grant date and recorded in selling, general and administrative expenses.
(4) Represents contingency accruals related to certain litigation claims and readiness costs associated with Keane’s initial internal controls design documentation for Sarbanes-Oxley compliance, using COSO 2013 framework, beginning in 2018. These costs were recorded in selling, general and administrative expenses. Also represents net (gain) loss on disposals of assets, which is recorded in (gain) loss on disposal of assets.

KEANE GROUP, INC. AND SUBSIDIARIES
NON-U.S. GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Year Ended December 31, 2016
	Completion Services	Other Services	Corporate and Other	Total
Net Income (loss)	$(80,563)	$(10,156)	$(96,368)	$(187,087)
Interest expense, net	—	—	38,299	38,299
Income tax (benefits) expense	—	—	(114)	(114)
Depreciation and amortization	89,432	5,087	6,460	100,979
EBITDA	$8,869	$(5,069)	$(51,723)	$(47,923)
Plus Management Adjustments:
Acquisition, integration and expansion (1)	13,233	366	23,971	37,570
Offering-related expenses (2)	—	—	1,205	1,205
Commissioning costs	9,251	747	—	9,998
Impairment of assets	—	185	—	185
Non-cash stock compensation (3)	—	—	1,985	1,985
Other (4)	—	—	(1,099)	(1,099)
Adjusted EBITDA	$31,353	$(3,771)	$(25,661)	$1,921
Other income (expense)	—	—	(916)	(916)
(Gain) loss on disposal of assets	239	—	(626)	(387)
Selling, general and administrative	(145)	149	53,268	53,272
Management Adjustments not associated with Cost of Services	—	—	(26,065)	(26,065)
Adjusted gross profit	$31,447	$(3,622)	$—	$27,825

(1) Represents primarily professional fees, integration costs, lease termination costs, severance, start-up and other costs associated with the acquisition of a majority of the U.S. assets and assumed certain liabilities of Trican Well Service, L.P. We also incurred costs associated with the wind-down of our Canadian operations in the earlier months of 2016.
(2) Represents fees and other miscellaneous expenses required to carry out the reporting, prior years' audits and organizational (legal entities) restructuring to ready the Company for its IPO and the eventual consummation of the offering. These expenses were recorded in selling, general and administrative expenses.
(3) Represents recognition of the grants of non-cash profit interests related to Keane Group Holdings, LLC in 2016.
(4) Represents net (gain) loss from the disposals of assets, which is recorded in (gain) loss on disposal of assets.